Exhibit 99.1        Press Release dated October 22, 2015

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES THIRD QUARTER RESULTS

Pleasanton, CA - Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD) today announced its third quarter 2015 results.

Results of Operations for the Three Months Ended September 30, 2015, Compared with the Three Months Ended September 30, 2014

Overview

Net sales increased 3.3% to $216.1 million in the third quarter of 2015 from $209.3 million in the third quarter of 2014. The Company had net income of $21.6 million in the third quarter of 2015 compared to $20.6 million in the third quarter of 2014. Diluted net income per common share was $0.44 for the third quarter of 2015 compared to $0.42 for the third quarter of 2014.

Net sales

The Company's net sales increased in the North America segment and decreased in the Europe segment in the third quarter of 2015 compared to the third quarter of 2014.

•	Segment net sales:

◦
North America – Net sales increased 7.9% in the third quarter of 2015 compared to the third quarter of 2014 due to increased unit sales volumes in the United States on improved economic activity, partly offset by a slight decrease in average sales prices. Canadian net sales decreased mostly due to the effects of foreign currency translations and by a slight decrease in unit sales volumes. The Company calculated that Canada's third quarter 2015 net sales were negatively affected by approximately $1.9 million due to the Canadian dollar weakening against the United States dollar.

◦
Europe – Net sales decreased 14.1% in the third quarter of 2015 compared to the third quarter of 2014, mostly due to the effects of foreign currency translations. The Company calculated that Europe's third quarter 2015 net sales were negatively affected by approximately $4.7 million due to European currencies weakening against the United States dollar. Net sales were also affected by a slight decrease in average sales prices. In local currencies, Europe's overall net sales were relatively flat in the third quarter of 2015 compared to the third quarter 2014.

•	Consolidated net sales channels and product groups:

◦
Net sales to contractor distributors, lumber dealers, dealer distributors and home centers increased in the third quarter of 2015 compared to the third quarter of 2014, primarily due to increased home construction activity.

◦
Wood construction product net sales, including connectors, truss plates, fastening systems, fasteners and shearwalls, represented 85% of total Company net sales in the third quarter of 2015 and 84% in the third quarter of 2014.

◦
Concrete construction product sales, including adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 15% of total Company net sales in the third quarter of 2015 and 16% in the third quarter of 2014.

Gross profit

Gross profit increased to $100.3 million in the third quarter of 2015 from $95.6 million in the third quarter of 2014. Gross profit as a percentage of net sales increased to 46.4% in the third quarter of 2015 from 45.6% in the third quarter of 2014.

•
North America – Gross profit margin increased to 47.6% in the third quarter of 2015 from 47.3% in the third quarter of 2014, primarily as a result of a decrease in factory overhead and shipping costs, both as a percentage of net sales, partly offset by increases in material costs as a percentage of net sales. Factory overhead, as a percentage of net sales, for the third quarter of 2015 was affected by a non-reoccurring settlement of a union-based defined-benefit pension withdrawal liability that increased the third quarter of 2015 gross profit margin by 0.5%.

•
Europe – Gross profit margin increased to 41.5% in the third quarter of 2015 from 39.7% in the third quarter of 2014, as a result of decreases in material costs and factory overhead, on increased production volumes, both as a percentage of sales, partly offset by increases in labor and shipping costs, as a percentage of sales.

•
Product mix – The gross profit margin differential between wood construction products and concrete construction products, which have lower gross profit margins, was 15% and 12% in the third quarters of 2015 and 2014, respectively.

Research and development and engineering expense

Research and development and engineering expense increased 43.5% to $13.9 million in the third quarter of 2015 from $9.7 million in the third quarter of 2014, primarily due to a $4.1 million write-off of a software development project, which occurred in the North America segment.

Selling expense

Selling expense decreased 4.5% to $22.5 million in the third quarter of 2015 from $23.6 million in the third quarter of 2014, primarily due to decreases of $0.6 million in personnel costs and $0.3 million in professional fees.

•	North America – Selling expense decreased $0.2 million, primarily due to a decrease of $0.2 million in professional fees.

•
Europe – Selling expense decreased $0.3 million, primarily due to decreases of $0.2 million in personnel costs and $0.1 million in professional fees, both related to the effects of foreign currency translations.

•
Asia/Pacific - Selling expense decreased $0.5 million, primarily due to a decrease of $0.4 million in personnel costs, related to the closing of three sales offices and downsizing one sales office earlier this year.

General and administrative expense

General and administrative expense decreased 3.1% to $28.6 million in the third quarter of 2015 from $29.6 million in the third quarter of 2014, primarily due to decreases of $0.9 million in cash profit sharing expense and $0.3 million in intangible amortization expense, partly offset by a net decrease of $0.3 million in miscellaneous gains, which was primarily due to a 2014 reduction of an acquisition contingent liability.

•
North America – General and administrative expense decreased $0.9 million, primarily due to decreases of $0.6 million in cash profit sharing expense and $0.2 million in intangible amortization expense.

•
Europe – General and administrative expense decreased by $0.6 million, primarily due to a net decrease of $0.6 million in unrealized foreign currency losses and a $0.1 million decrease in intangible amortization expense, partly offset by a $0.4 million decrease in miscellaneous gains recorded in the third quarter 2014.

•	Administrative and Other – General and administrative expense decreased by $0.1 million, primarily due to a decrease of $0.2 million in cash profit sharing expense.

Income taxes

The effective income tax rate for the third quarter of 2015 was 38.4% as compared to 36.0% for the third quarter of 2014. The effective income tax rate was higher mostly due to increased third quarter 2015 operating losses in the Asia/Pacific segment for which no tax benefit was recorded.

Results of Operations for the Nine Months Ended September 30, 2015, Compared with the Nine Months Ended September 30, 2014

Overview

Net sales increased 4.1% to $609.3 million in the first nine months of 2015 from $585.5 million in the first nine months of 2014. The Company had net income of $53.2 million in both the first nine months of 2015 and 2014. Diluted net income per common share was $1.08 for both the first nine months of 2015 and 2014. An out of period adjustment recorded in the first nine months of 2014 relating to a non-reoccurring correction had the effect of increasing that period's net income by $1.3 million or the equivalent of $0.026 per share.

Net sales

The Company's net sales increased in the North America segment and decreased in the Europe segment in the first nine months of 2015 compared to the first nine months of 2014.

•	Segment net sales:

◦
North America – Net sales increased 8.7% in the first nine months of 2015 compared to the first nine months of 2014 due to increased unit sales volumes in the United States on improved economic activity, partly offset by a slight decrease in average sales prices. Canadian net sales decreased mostly due to the effects of foreign currency translations, partly offset by an increase in unit sales volumes. The Company calculated that Canada's first nine months 2015 net sales were negatively affected by approximately $4.4 million due to the Canadian dollar weakening against the United States dollar. In Canadian dollars, Canada's overall net sales decreased slightly in the first nine months of 2015 compared to the first nine months of 2014.

◦
Europe – Net sales decreased 14.5% in the first nine months of 2015 compared to the first nine months of 2014, mostly due to the effects of foreign currency translations. The Company calculated that Europe's first nine months 2015 net sales were negatively affected by approximately $14.7 million due to European currencies weakening against the United States dollar. In local currencies, Europe's overall net sales were relatively flat in the first nine months of 2015 compared to the first nine months of 2014.

•	Consolidated net sales channels and product groups:

◦
Net sales to contractor distributors, dealer distributors, lumber dealers and home centers increased in the first nine months of 2015 compared to the first nine months of 2014, primarily due to increased home construction activity.

◦
Wood construction product net sales, including connectors, truss plates, fastening systems, fasteners and shearwalls, represented 85% of total Company net sales in the first nine months of both 2015 and 2014.

◦
Concrete construction product sales, including adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 15% of total Company net sales in the first nine months of both 2015 and 2014.

Gross profit

Gross profit increased to $276.2 million in the first nine months of 2015 from $269.2 million in the first nine months of 2014. Gross profit as a percentage of net sales decreased to 45.3% in the first nine months of 2015 from 46.0% in the first nine months of 2014, partly due to a non-reoccurring $2.5 million correction to workers' compensation expense in the North America segment that increased the Company's first nine months of 2014 gross profit by 0.4% of net sales and increases in material costs. Based on current information and subject to future events and circumstances, the Company estimates that its 2015 full year gross profit margin will be between 44% and 46%.

•
North America – Gross profit margin decreased to 47.0% in the first nine months of 2015 from 48.4% in the first nine months of 2014, primarily as a result of increases in material costs, as a percentage of net sales. Factory overhead cost, as a percentage of net sales, for the first nine months of 2014 was affected by a non-reoccurring $2.5 million correction to workers' compensation expense that increased the first nine months of 2014 gross profit margin by 0.5%. Factory overhead, as a percentage of net sales, for the first nine months of 2015 was affected by a non-reoccurring settlement of a union-based defined-benefit pension withdrawal liability that increased the first nine months of 2015 gross profit margin by 0.2%.

•
Europe – Gross profit margin increased to 39.7% in the first nine months of 2015 from 38.8% in the first nine months of 2014, as a result of decreases in material costs and factory overhead, on increased production volumes, each as a percentage of sales, partly offset by increases in the costs of labor and shipping, as a percentage of sales.

•
Product mix – The gross profit margin differential between wood construction products and concrete construction products, which have lower gross profit margins, was 16% and 13% in the first nine months of 2015 and 2014, respectively. The increased gross profit differential between the two product groups, coupled with increased concrete construction product sales in 2015, also negatively affected the overall gross profit margin.

•
Steel prices - Given current conditions, including low demand, labor union contract negotiations, anti-dumping and countervailing duty trade cases filed by United States steel producers, the high degree of uncertainty regarding steel prices will continue until early 2016.

Research and development and engineering expense

Research and development and engineering expense increased 17.4% to $34.6 million in the first nine months of 2015 from $29.5 million in the first nine months of 2014, primarily due to a $4.1 million write-off of a software development project as well as an increase of $1.6 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015, partly offset by a decrease of $0.4 million in stock-based compensation costs, most of which occurred in the North America segment.

Selling expense

Selling expense decreased 2.1% to $68.2 million in the first nine months of 2015 from $69.6 million in the first nine months of 2014, primarily due to a decrease of $0.8 million in professional fees and $0.7 million in personnel costs.

•
North America – Selling expense increased $0.6 million, primarily due to increases of $0.7 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015, and $0.5 million in cash profit sharing and commissions expense, partly offset by a decrease of $0.5 million in professional fees.

•
Europe – Selling expense decreased by $1.2 million, primarily due to a $1.2 million decrease in personnel costs as a result of differences in exchange rates used for translating local currencies into the United States dollar.

•
Asia/Pacific - Selling expense decreased $0.9 million, primarily due to decreases of $0.6 million in sales commissions and $0.2 million in personnel costs, both related to the closing of three sales offices and downsizing one sales office.

•
General and administrative expense

General and administrative expense increased 1.0% to $86.9 million in the first nine months of 2015 from $86.0 million in the first nine months of 2014, primarily due to increases of $1.4 million in personnel costs, $0.9 million in stock-based compensation expense and $0.3 million in depreciation expense, and a net increase of $0.6 million in foreign currency losses, partly offset by decreases of $1.0 million in cash profit sharing expense, $0.9 million in amortization expense, $0.4 million in professional fees and $0.4 million in telephone and computer expenses.

•
North America – General and administrative expense increased $1.2 million, primarily due to increases of $1.5 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015, $0.8 million in professional fees and $0.4 million in stock-based compensation costs, partly offset by decreases of $0.6 million in amortization expense, $0.5 million in cash profit sharing expense and $0.3 million in telephone and computer expenses and a net decrease of $0.3 million in foreign currency losses.

•
Europe – General and administrative expense decreased by $1.6 million, primarily due to decreases of $0.9 million in personnel costs, $0.4 million in cash profit sharing expense, $0.3 million in intangible amortization expense, primarily attributable to differences in exchange rates used for translating local currencies into the United States dollar.

•	Asia/Pacific - General and administrative expenses increased by $0.3 million, primarily due to increases of $0.4 million in personnel costs and $0.3 million in depreciation expense.

•
Administrative and Other – General and administrative expense increased by $0.9 million primarily due to an increase of $1.0 million in foreign currency losses and increases of $0.4 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015 and $0.4 million in stock-based compensation expense, partly offset by a decrease of $1.2 million in professional fees.

Income taxes

The effective income tax rate for the first nine months of 2015 was 38.4% as compared to 36.7% for the first nine months of 2014. The effective income tax rate was higher due to increased operating losses in the first nine months of 2015 in the Asia/Pacific segment for which no tax benefit was recorded. Based on current information and subject to future events and circumstances, the Company estimates that its 2015 effective tax rate will be between 37% and 39%.

Additional information

At its meeting on October 20, 2015, the Company’s Board of Directors declared a cash dividend of $0.16 per share. The record date for the dividend will be January 7, 2016, and it will be paid on January 28, 2016. The Board of Directors also scheduled the Company’s 2016 annual meeting of stockholders for Wednesday, April 20, 2016.

During the third quarter, the Company purchased 893,791 shares of its Common Stock. Such purchases included the initial delivery of 498,700 shares of Common Stock pursuant to the Company’s $25.0 million accelerated share repurchase program with Wells Fargo Bank, National Association. The total spent on the 893,791 shares during the third quarter of 2015 was approximately $31.1 million, at an average price of $34.76 per share. The repurchases were part of the $50.0 million that the Company’s Board of Directors has authorized for 2015 for repurchases of Common Stock.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, October 23, 2015, at 6:00 am Pacific Time. To participate, callers may dial 866-952-1908. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties, such as statements above regarding steel prices, estimating the 2015 gross profit margin, and estimating the 2015 effective tax rate. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission including most recently the Company's Annual Report on Form 10-K under the heading "Item 1A - Risk Factors.". Actual results might differ materially from results suggested by any forward-looking statements in this document. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise. The financial information set forth herein is presented on a preliminary unreviewed basis; reviewed data will be included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2015, when filed.

The Company's results of operations (unaudited) for the three and nine months ended September 30, 2015 and 2014, were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands, except per share data)	2015	2014	2015	2014
Net sales	$216,139	$209,320	$609,295	$585,518
Cost of sales	115,798	113,767	333,138	316,285
Gross profit	100,341	95,553	276,157	269,233
Research and development and engineering expenses	13,935	9,711	34,648	29,505
Selling expenses	22,535	23,592	68,156	69,623
General and administrative expenses	28,648	29,557	86,875	85,993
Impairment of goodwill	—	492	—	492
Gain on disposal of assets	(26)	(17)	(57)	(336)
Income from operations	35,249	32,218	86,535	83,956
Interest income (expense), net	(175)	(27)	(264)	44
Income before taxes	35,074	32,191	86,271	84,000
Provision for income taxes	13,479	11,577	33,115	30,849
Net income	$21,595	$20,614	$53,156	$53,151
Earnings per common share:
Basic	$0.44	$0.42	$1.08	$1.09
Diluted	$0.44	$0.42	$1.08	$1.08
Weighted average shares outstanding:
Basic	48,998	49,010	49,157	48,972
Diluted	49,239	49,227	49,377	49,172
Other data:
Depreciation and amortization	$6,948	$7,320	$21,664	$22,105
Pre-tax impairments	—	492	—	492
Pre-tax equity-based compensation expense	2,941	3,306	9,528	9,508

Cash dividend declared per common share	$0.16	$0.14	$0.46	$0.405

The Company's financial position (unaudited) as of September 30, 2015 and 2014, and December 31, 2014 were as follows:

	September 30,		December 31,
(Amounts in thousands)	2015	2014	2014
Cash and cash equivalents	$242,795	$258,238	$260,307
Trade accounts receivable, net	132,727	127,495	92,015
Inventories	200,282	198,420	216,545
Other current assets	25,084	26,126	35,451
Total current assets	600,888	610,279	604,318
Property, plant and equipment, net	202,885	206,134	207,027
Goodwill	123,277	125,228	123,881
Other noncurrent assets	32,996	40,202	37,839
Total assets	$960,046	$981,843	$973,065
Trade accounts payable	$24,934	$24,729	$22,860
Notes payable and lines of credit	—	38	18
Other current liabilities	76,316	79,729	71,602
Total current liabilities	101,250	104,496	94,480
Other long-term liabilities	14,415	13,224	15,120
Stockholders' equity	844,381	864,123	863,465
Total liabilities and stockholders' equity	$960,046	$981,843	$973,065

Additional financial data of the Company (unaudited) for the three and nine months ended September 30, 2015 and 2014, were as follows:

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(Amounts in thousands)	2015	2014	change*	2015	2014	change*
Net Sales by Reporting Segment
North America	$184,515	$171,064	8%	$518,221	$476,546	9%
Europe	29,728	34,609	(14)%	83,143	97,297	(15)%
Asia/Pacific	1,896	3,647	(48)%	7,931	11,675	(32)%
Total	$216,139	$209,320	3%	$609,295	$585,518	4%
Net Sales by Product Group**
Wood Construction	$182,869	$175,522	4%	$518,381	$496,564	4%
Concrete Construction	33,229	33,704	(1)%	90,614	88,735	2%
Other	41	94	N/M	300	219	N/M
Total	$216,139	$209,320	3%	$609,295	$585,518	4%
Gross Profit by Reporting Segment
North America	$87,873	$80,906	9%	$243,325	$228,895	6%
Europe	12,346	13,757	(10)%	33,026	37,729	(12)%
Asia/Pacific	178	931	(81)%	381	2,537	(85)%
Administrative and all other	(56)	(41)	N/M	(575)	72	N/M
Total	$100,341	$95,553	5%	$276,157	$269,233	3%
Income (Loss) from Operations
North America	$33,432	$29,914	12%	$89,148	$82,598	8%
Europe	3,563	3,447	3%	5,259	6,283	(16)%
Asia/Pacific	(945)	(148)	(539)%	(3,119)	(1,783)	(75)%
Administrative and all other	(801)	(995)	N/M	(4,753)	(3,142)	N/M
Total	$35,249	$32,218	9%	$86,535	$83,956	3%

*	Unfavorable percentage changes are presented in parenthesis.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."
For further information, contact Tom Fitzmyers at (925) 560-9030.